UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 8, 2014

Black Box Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-18706	95-3086563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Park Drive Lawrence, Pennsylvania	15055
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (724) 746-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On May 8, 2014, Black Box Corporation (the “Company”) issued a press release announcing financial results for the fiscal quarter and fiscal year ended March 31, 2014. A copy of the press release is furnished as Exhibit 99.1 to this report.
Item 2.06    Material Impairments.

On May 5, 2014, the Company, after consultation by Company Management with the Audit Committee of the Board of Directors, concluded that the Company will record a non-cash, pre-tax goodwill impairment loss of $154.4 million (consisting of $42.6 million, $86.9 million, $20.2 million and $4.8 million in its North America Products, North America Services, International Products and International Services reporting units, respectively) during the fourth quarter of Fiscal 2014 as a result of its annual goodwill assessment conducted as of September 28, 2013. The impairment charge did not impact the Company's business operations, compliance with debt covenants or future cash flows, or result in any cash expenditures.

The primary factors contributing to the goodwill impairment loss were actual and projected revenue and profitability for Fiscal 2014 and Fiscal 2015, and the corresponding impact beyond those periods. Fiscal 2014 revenues and profitability on a consolidated basis were at or near their lowest levels in the past 6 years. Product revenues in Fiscal 2014 were impacted by reduced spending in both direct and indirect channels by the Company's government clients as a result of the federal budget sequestration, which the Company believes may continue to impact North America Product Revenues, relative to recent historic levels, for the foreseeable future. Service Revenues were impacted by weaker than anticipated client adoption of the rapidly changing communications technology in the Company's core markets. Product and Service Operating income margin were impacted by historically low gross profit margins as a result of continued competitive pricing pressures and current period investments for growth programs which, it is expected, will continue in Fiscal 2015. The Company believes that these short-term investments will enable it to grow revenue profitably in the longer term. Also contributing to the goodwill impairment loss was a historically high weighted-average cost of capital for all of our reporting units (primarily driven by debt-related components of the weighted-average cost of capital).

In determining the impairment loss, the implied fair value of the reporting unit goodwill was compared to the carrying amount of the goodwill. The implied fair value of reporting unit goodwill was determined as the residual between the fair value of the reporting unit and the fair value of its assets (including any unrecognized intangible assets) and liabilities as of the annual goodwill assessment date.

Cautionary Forward-Looking Statements
When included in this Form 8-K, the words "expects," "believes" and "anticipates" and analogous expressions are intended to identify forward-looking statements. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, such risks and uncertainties may include, among others, levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of the Company's product and services offerings, successful implementation of the Company's M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of the Company's government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company's arrangements with suppliers of voice equipment and technology, government budgetary constraints and various other matters, many of which are beyond the Company's control. Additional risk factors are included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2013. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this Form 8-K. The Company expressly disclaims any obligation or undertaking to release publicly any updates or any changes in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
Exhibit No.     Description
99.1        Press Release dated May 8, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BLACK BOX CORPORATION
Date: May 8, 2014
/s/ TIMOTHY C. HUFFMYER
Timothy C. Huffmyer
Vice President, Chief Financial Officer
and Treasurer (Principal Accounting Officer)

Exhibit Index
Exhibit No.     Description
99.1        Press Release dated May 8, 2014

3